DUPLICATE
Number: C0845956

BRITISH
COLUMBIA
The Best Place on Earth

CERTIFICATE
OF
CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that LINCOLN GOLD CORPORATION, has continued into British Columbia from the Jurisdiction of CANADA, under the Business Corporations Act, with the name LINCOLN GOLD CORPORATION on February 18, 2009 at 10:56 AM Pacific Time.

Issued under my hand at Victoria, British Columbia On February 18, 2009 “Ron Townshend” RON TOWNSHEND Registrar of Companies Province of British Columbia Canada